UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2011

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 3, 2011, Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) announced that Contrave® (naltrexone SR/bupropion SR) data will be presented in one oral and multiple poster presentations at the 29th Annual Scientific Meeting of The Obesity Society on October 3, 2011 in Orlando, FL. The Company will present results from evaluations of the Contrave Obesity Research (“COR”) program data for predicted long-term outcomes as well as responder analyses of Contrave treatment. Additionally, Orexigen will present results of a recently completed clinical trial assessing the impact of Contrave on certain neurobiological mechanisms that control the brain’s response to food cues.

A presentation led by Robert Chilton, DO, FACC, Professor of Medicine at the University of Texas Health Science Center at San Antonio, will discuss the impact of Contrave treatment on predicted 10-year cardiovascular (“CV”) outcomes as estimated using one-year data from the Phase 3 COR program. Multiple validated models utilizing different methodologies for evaluating CV risk were used to predict the long-term risk of CV disease, CV mortality, myocardial infarction and stroke with Contrave or placebo treatment. A statistically significant three-fold reduction in predicted 10-year overall CV risk was observed with Contrave treatment compared to placebo. These results are useful in predicting the potential impact of long-term treatment with Contrave and provide the Company with confidence in proceeding with the planned CV outcomes clinical trial.

An oral presentation by Gene-Jack Wang, MD, Chair of Brookhaven Laboratory’s Medical Department, will outline neuroimaging data from a clinical study conducted in collaboration with Brookhaven National Laboratory. Changes in brain response to food cues with Contrave or placebo treatment were assessed using functional MRI imaging and showed that Contrave enhanced the activation of brain regions involved in inhibitory control, internal awareness, memory and cognition following exposure to food cues. These results further support the postulated mechanism by which Contrave may help patients control food cravings.

In addition, new analyses from the COR-I and COR-BMOD Phase 3 studies will be presented. On average 34% and 17% of patients in COR-I receiving Contrave therapy for one year achieved weight loss milestones of >10 or >15%, respectively. This level of weight loss translates to losing 60-73% of excess body weight, which is in the range reported for surgical procedures such as gastric banding.

Orexigen cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the use of validated models to predict the long-term risk of CV disease, CV mortality, myocardial infarction and stroke with Contrave and the potential impact of long-term treatment with Contrave; the ability of such models to predict the successful outcome of a cardiovascular outcomes trial (“CVOT”); the ability for Contrave to enhance the activation of brain regions following exposure to food cues to help patients control food cravings; and the potential for Contrave to effectively treat obesity.The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this report due to the risk and uncertainties inherent in Orexigen’s business, including, without limitation: Orexigen’s ability to maintain and raise sufficient capital to fund the CVOT and maintain its other operations; the uncertainty of the U.S. Food and Drug Administration (“FDA”) approval process, including requirements for additional clinical and non-clinical studies or other commitments prior to the resubmission and approval of a New Drug Application (“NDA”) for Contrave; Orexigen’s ability to demonstrate that the risk of major adverse CV events in overweight and obese subjects treated with Contrave does not adversely affect the product candidate’s benefit-risk profile; the potential for FDA’s planned 2012 public advisory committee meeting on obesity drug development to result in additional NDA approval requirements for Contrave as well as post-approval commitments; Orexigen’s dependence on Takeda Pharmaceuticals for aspects of the development and commercialization of Contrave; reliance on third parties to supply Contrave and assist with the development of Contrave and the regulatory submissions related thereto; the potential for adverse safety findings relating to Contrave; intense competition in the obesity marketplace and the potential for new products to emerge that provide different or better therapeutic alternatives for obesity and weight loss compared to Contrave; and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q, which was filed with the SEC on August 8, 2011 and is available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: October 3, 2011	By:	/s/ Joseph P. Hagan
	Name:	Joseph P. Hagan
	Title:	Chief Business Officer